EXHIBIT 14.1
Introduction and Purpose
IPC is committed to doing business and treating its employees with honesty, integrity and respect. Compliance with the law and the highest ethical principles are key to IPC’s reputation and success. Consequently, the matters covered in this Code of Ethics are of the utmost importance to IPC, its employees, stakeholders and business partners.
All IPC employees worldwide are bound by the provisions set out in this Code of Ethics.
Code of Ethics
IPC is committed to doing business in a fair, open and ethical way
•	IPC employees must act in good faith, responsibly and with due care, competence and diligence. IPC employees have a duty to at all times provide accurate and complete information to their colleagues, IPC’s customers and business partners and to avoid misrepresentations.

•	The direct or indirect offer, payment, soliciting or acceptance of any bribes or kickbacks (whatever the form) is unacceptable.

•	IPC employees must avoid any actual or perceived conflicts of interests between their private activities and their part in the conduct of IPC’s business.
IPC is committed to doing business in compliance with all applicable legal requirements
•	IPC employees must ensure that their conduct and all IPC business activities comply with all relevant laws, directives and regulations together with the requirements of regulatory bodies. It is the responsibility of each employee to be aware of and understand all such relevant laws, directives, regulations and requirements, for example, legal requirements relating to import and export, money laundering, data protection/privacy, fair trade, protection of the environment and criminal activities.
IPC is committed to providing a safe, productive and inclusive environment for all its employees
•	IPC will not tolerate any unlawful harassment or discrimination in the workplace. IPC insists that employees treat each other and every individual with whom the employee has contact in the course of the employee’s employment with respect.

•	IPC aims to provide a safe, secure and healthy working environment of all its employees. Each employee has an obligation to understand and comply with all applicable health and safety laws together with the relevant policies and guidelines provided by IPC.
IPC is committed to preserving the value of its assets
•	It is the responsibility of each employee to ensure the proper use and security of all assets provided to them or used by them in the course of IPC’s business.

•	IPC employees should take all appropriate action to preserve and protect the confidential and sensitive information of IPC. All such information must only be used by IPC’s employees in furtherance of IPC’s business.

•	IPC employees must always give proper attention to the creation, protection and exploitation of IPC intellectual property rights. Employees must also avoid infringing the intellectual property rights of any third party.
Understanding the Code
IPC wish to encourage full understanding of the Code and openness about its application in day to day business situations. If you have any general inquiries about the Code or any specific questions relating to a situation which
IPC Confidential
Code of Ethics (revised June 2007)(06.28.07)

you find yourself in please speak to your supervisor, a Legal Department member or your HR representative. Please note that if you request, and it is appropriate, such inquiry can be dealt with confidentially.
Complying with the Code
Failure to comply with the Code will be taken very seriously by IPC. Full investigations of any breaches will be carried out and appropriate disciplinary action will be taken (this may include reporting the individual employees to the appropriate authorities and terminating their employment).
Your Obligation to Report
As an employee of IPC you have a duty to report in good faith any genuine ethical concerns to your supervisor, a Legal Department member, your HR representative or the General Counsel. IPC will take all such reports seriously. IPC will not tolerate retaliation against any such employee.
IPC Global Ethics Compliance Hotline
IPC has established the IPC Global Ethics Compliance Hotline through which employees may seek guidance or report suspected violations of the Code, related IPC corporate policies or applicable laws and regulations. All information reported to the hotline will be kept confidential to the extent possible. The hotline allows for anonymous communications between IPC and its employees. The hotline can be reached by dialing the following regional numbers:
Australia —1-800-20-8932 or 1-800-14-1924
China —10-800-711-0631 or 10-800-110-0577
France—0800-90-1703
Hong Kong — 800-962-881
Indonesia — 001-803-1-008-3365
Italy-800-788340
Germany — 0800-187-3586
Japan — 0044-22-11-2563 or 00531-11-4737
Malaysia—1-800-80-3435
Singapore — 800-110-1519
United Kingdom — 0808-234-7051
United States, United Arab Emirate*
and Canada — 866-490-3240
Employees can also log on to https://www.compliance-helpline.com/ipcglobal.jsp to access hotline assistance on line.
Amendment
IPC is committed to periodically reviewing and updating this Code of Ethics. Any changes will be communicated to IPC employees.
IPC Confidential
Code of Ethics (revised June 2007)(06.28.07)